Exhibit 19
CONTEXT THERAPEUTICS INC.
INSIDER TRADING POLICY
Purpose
    This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Context Therapeutics Inc. (together with its subsidiaries, the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with Unites States federal and state and applicable foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
    This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all persons described below and the second part imposes special additional trading restrictions and applies to all persons listed in Appendix A as well as any other person designated by the Trading Compliance Officer (as defined below) as being subject to those additional procedures, as well as the Family Members and Controlled Entities of those persons (collectively, the “Covered Persons”). If you are a Covered Person or otherwise designated by the Trading Compliance Officer, you will be notified by the Trading Compliance Officer.
PART I
Persons Subject to the Policy
    This Policy applies to all officers of the Company, all members of the Board and all employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
Transactions Subject to the Policy
    This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, bonds, convertible debentures and warrants and other derivative securities, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.
Individual Responsibility

    Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Trading Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
Administration of the Policy
    The Company has tasked the Chief Legal Officer or his or her designee (the “Trading Compliance Officer”) with administering this Policy, including:
(i)assisting with implementation and enforcement of this Policy;
(ii)circulating this Policy to all employees and directors and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)pre-clearing all trading in Company Securities by all Covered Persons in accordance with the procedures set forth under the heading “Additional Procedures; Pre-Clearance Procedures;” and
(iv)providing approval of any Rule 10b5-1 plans, as described under the heading “Rule 10b5-1 Plans,” and any prohibited transactions, as described under the heading “Special and Prohibited Transactions.”
Statement of Policy
    It is the policy of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:
(i)engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans and Certain Other Exceptions,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
(ii)recommend the purchase or sale of any Company Securities;

(iii)disclose (“tip”) material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
(iv)assist anyone engaged in the above activities.
In addition, no director, officer or other employee of the Company may trade securities of another company at any time when the individual has material nonpublic information about that company, including, without limitation, any of our customers, when that information was obtained as a result of the individual’s employment or relationship to the Company.

    There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Definition of Material Nonpublic Information
Material Information
    Information is considered “material” if it is likely that a reasonable investor would consider it important in making a decision to buy, sell or hold a security. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•current or expected operating or financial performance, including quarterly and annual results;

•guidance on earnings estimates (and changing or confirming such guidance on a later date or other significant variances in results from previous guidance) or other projections of future financial performance;

•mergers, acquisitions, dispositions, joint ventures and other strategic transactions;

•financings and other events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, stock repurchase plans, stock splits, public or private sales of securities, changes in dividends or dividend rates, and changes to the rights of securityholders);

•new products or technologies or significant developments with respect to existing products or technologies, including information concerning preclinical and clinical trials and their results;

•significant actions by regulatory agencies or significant communications to or from regulatory agencies;

•information regarding the Company’s patents or other intellectual property rights;

•developments regarding accounts or suppliers, including the acquisition or loss of an important contract;

•changes in management or the Board;

•significant write-offs;

•significant changes in executive compensation policy;

•change in or dispute with the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report;

•significant pending or threatened litigation or governmental investigations or significant developments with respect to litigation or governmental investigations;

•a significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of the Company’s property or assets, including information technology infrastructure and cybersecurity and privacy incidents or events; and
•impending bankruptcy, corporate restructuring or receivership.

    Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information to be material. You should keep in mind that U.S. Securities and Exchange Commission (the “SEC”) rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that your reasons for trading were not based on the information.
When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the Trading Compliance Officer before making any decision to disclose such information (other than to persons who need to know it and who have entered in an agreement (or are otherwise bound) to maintain the confidentiality of such information) or to trade in or recommend securities to which that information relates.
When Information is Considered Public
    Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Generally, you should assume that information has NOT been widely disseminated unless it has been disclosed by the Company in a press release distributed through a widely disseminated news or wire service or it has been disclosed by the Company in a publicly available filing made with the SEC.
    Further, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of information about the Company, must be made by the Company. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
    Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until at least one full trading session has elapsed on the Nasdaq Stock Market (“Nasdaq”) after the information was publicly disclosed. If, for example, the Company were to make an announcement after the market opened on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
    As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Trading Compliance Officer or assume that the information is “non-public” and treat it as confidential.
Transactions by Family Members and Others
    This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members (for example, by an independent trustee of a trust).
Transactions by Entities that You Influence or Control
    This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). You are responsible for the transactions of your Controlled Entities and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.
Transactions Under Company Plans and Certain Other Exceptions
    This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option (including any net-settled stock option exercise) acquired pursuant to the Company’s plans. This Policy also does not apply to the withholding of shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any market sale of stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy also does not apply to the withholding (whether mandated by the Company or pursuant to a tax withholding right) of shares of restricted stock or shares underlying restricted stock units to satisfy tax withholding requirements. The Policy does apply, however, to any market sale of shares acquired upon vesting of these awards.

Deferred Compensation Plans. This Policy does not apply to the election by participants in the Company’s deferred compensation plans to allocate their deferred compensation to common stock equivalents, provided that such election is made in advance in accordance with the terms of such plans.

Other Plan Transactions. To the extent the Company offers its securities as an investment option in an employee stock purchase plan, this Policy does not apply to the purchase of stock through the Company’s employee stock purchase plan. The Policy does apply, however, to the sale of any such stock and changing instructions regarding the level of withholding contributions which are used to purchase stock.

To the extent the Company offers a dividend reinvestment plan (“DRIP”), this Policy does not apply to the purchase of stock through the DRIP resulting from reinvestment of dividends paid on the Company’s securities. The Policy does apply, however, to (i) a voluntary purchase of the Company’s securities that results from additional contributions a participant chooses to make to the DRIP, and to a participant’s election to participate, cease participation or otherwise alter his or her participation in the DRIP, and (ii) a participant’s sale of any of the Company’s securities purchased pursuant to the DRIP.

Certain Other Exceptions. The trading restrictions in this Policy do not apply to:
•Transfers of shares to an entity that does not divest the transferor of beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime or a grantor trust of which you are one of the trustees); and

•Sales of Company Securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.

Special and Prohibited Transactions
    The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits directors and certain officers from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.
Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees are prohibited from engaging in hedging or monetization transactions. The prohibition on hedging and monetization transactions does not preclude directors, officers and employees from engaging in general portfolio diversification or investing in broad-based index funds.

Margin Accounts. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and employees wishing to hold Company Securities in a margin account must first obtain pre-clearance in accordance with the procedures outlined below in Part II under “Pre-Clearance Procedures” to do so. Notwithstanding these procedures, any request for pre-clearance must be submitted at least two weeks prior to setting up the account.
Pledged Securities. Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure without the pledgor’s consent if the borrower defaults on the loan. Because a foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and employees wishing to enter into such an arrangement must first submit the proposed transaction for pre-clearance in accordance with the procedures outlined below in Part II under “Pre-Clearance Procedures.” Notwithstanding these procedures, any such request for pre-clearance must be submitted to the Trading Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that he or she must use a standing order or limit order, the order should be limited to two trading days and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Mutual Funds and ETFs. Investments in mutual fund(s) or exchange traded fund(s) that invest in a broad index or sector that also invest in Company Securities, are not prohibited, although the purchase, sale or hedging of mutual fund or ETF shares based on material nonpublic information about the Company would violate this Policy and implicate the securities laws.
However, the SEC and other regulators have taken steps to stop market timing practices and punish people who have broken the insider trading laws through market timing. In light of this close scrutiny, frequent and excessive trading in mutual fund(s) and ETFs that invest in Company Securities is prohibited, and short-term trading in-and-out of such funds and Company Securities generally, especially during periods surrounding the Company’s scheduled release of financial results, is strongly discouraged.
PART II
Additional Procedures
    The Company has established additional procedures to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures. Covered Persons, and any other person designated by the Trading Compliance Officer as being subject to these procedures, may not engage in any transaction in Company Securities, including hedging or pledging transactions, other than exceptions explicitly provided for under this Policy, without first obtaining pre-clearance of the transaction from the Trading Compliance Officer. To obtain clearance for a transaction, submit via email the information contained in the Request for Clearance to Trade as set forth on Appendix B attached hereto. Transactions by the Trading Compliance Officer or his or her Family Members or Controlled Entities must be pre-cleared by the Chief Financial Officer. A request for pre-clearance should be submitted in writing or by electronic transmission to the Trading Compliance Officer at least two business days in advance of the proposed transaction, unless a longer period is otherwise explicitly required under this Policy. In evaluating each proposed transaction, the Trading Compliance Officer (or such person’s designee) will consult as necessary with counsel and senior management before clearing any proposed trade. Approval will generally be granted only during a Window Period (as defined below) and must be in writing or otherwise evidenced by electronic transmission. The Trading Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. If a person seeks pre-clearance and permission to engage in the transaction is denied or is otherwise not provided, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Trading Compliance Officer. The Trading Compliance Officer will generally require a representation from the requestor that he or she is not aware of any material, nonpublic information. If the requestor is a director or officer (as defined in Rule 16a-1 under the Exchange Act) (collectively, “Section 16 Persons”), the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions (i.e., “short-swing” transactions, which may result in a Section 16 Person having to disgorge to the Company any profits realized) within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if required. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.
The timely reporting of transactions by Section 16 Persons requires tight interface with brokers handling transactions. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Exchange Act, brokers of Section 16 Persons need to comply with the following requirements:
(i)not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and
(ii)to report before the close of business on the day of the execution of the transaction to the Company by telephone and in writing via e-mail to the Chief Legal Officer or his or her designee, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s equity securities, including gifts, transfers, pledges and all 10b5-1 transactions.
Because it is the legal obligation of the trading person to cause any filings on Form 3, Form 4, Form 5 or Form 144 (or as may otherwise be required) to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.
Quarterly Trading Restrictions. Covered Persons, as well as any other person designated by the Trading Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than Exceptions) during a “Blackout Period” beginning two weeks before the end of each fiscal quarter and ending after one full trading session on Nasdaq has elapsed since the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after at least one full trading session on Nasdaq has elapsed following the public release of the

Company’s quarterly earnings and ending two weeks before the close of the then-current fiscal quarter.
In order to assist Covered Persons in complying with this Policy, the Company will deliver an e-mail (or other communication) notifying all Covered Persons when the Blackout Period begins and when the Window Period opens. The Company’s delivery or nondelivery of these e-mails (or other communication) does not relieve Covered Persons from their obligation to only trade in Company Securities in full compliance with this Policy.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Trading Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Trading Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical start of the Blackout Period described above. In that situation, the Trading Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Trading Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply (collectively, “Exceptions”), as described herein under the headings “Transactions Under Company Plans and Certain Other Exceptions” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
Rule 10b5-1 Plans
    A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under SEC Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:
(i)has been approved in writing in advance by the Trading Compliance Officer;
(ii)was entered into (or modified) in good faith, not as part of a plan or scheme to evade the prohibitions of the insider trading rules and during a time when the person covered by this Policy is not aware of material nonpublic information; and

(iii)gives a third party the discretionary authority to execute such purchases and sales, outside the influence and control of the person covered by this Policy, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
All Approved 10b5-1 Plans will be subject to a “cooling off” period for at least the minimum period required under, and must comply with all other applicable provisions of, SEC Rule 10b5-1(c). Additionally, any amendment must include a new cooling off period between such amendment and its effectiveness.
The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You must consult with the Trading Compliance Officer prior to entering into any 10b5-1 trading plan and should consult with your legal advisor before proceeding.
Notification of Gift Transactions
    Covered Persons must first notify the Trading Compliance Officer in writing or by electronic transmission at least two business days in advance of any proposed gifts of Company Securities.
Post-Termination Transactions
    This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until the earlier of (A) when that information has become public or is no longer material or (B) three months, or for all Covered Persons, until the opening of the first Window Period, after termination of employment or other relationship with the Company, except that, unless notified otherwise by the Company, the pre-clearance requirements set forth above under “Pre-Clearance Procedures” continue to apply to Section 16 Persons for six months after the termination of their status as a Covered Person.

GENERAL
Consequences of Violations
    The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by U.S. federal and state laws, as well as the laws of foreign jurisdictions. Trading in securities during the “Window Period” and outside of any trading suspension periods should not be considered a “safe harbor.” Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she is aware of material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
    In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
    The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
    In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Legal Effect of this Policy
    This Policy, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the applicable laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

Company Assistance
    Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Trading Compliance Officer, who can be reached by e-mail at [***].
Certification
    All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

Adopted: May 30, 2023